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                                                                     Exhibit 4.8




                              EMPLOYMENT AGREEMENT





                                     between

                              1. ASML Holding N.V.

                                       and

                                       2. [         ]



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THE UNDERSIGNED:

1. ASML Holding N.V., established and headquartered at Veldhoven, the Netherlands, represented by [] and [], in their capacity of Chairman and member of the Supervisory Board respectively, and acting on behalf of the Supervisory Board, hereinafter referred to as: "ASML";

and

2.     [name and address], hereinafter referred to as: "the Statutory Director";

WHEREAS:

The Statutory Director is appointed as member of the Board of Management of ASML by a resolution of the Supervisory Board dated []. The General Meeting of Shareholders of ASML was informed of the intended appointment on [];

The parties desire to set forth the terms and conditions applying to the Statutory Director's employment.


DECLARE AND HAVE AGREED AS FOLLOWS:

1.     DATE OF COMMENCEMENT OF EMPLOYMENT AND POSITION

1.1 The Statutory Director is a member of the Board of Management of ASML from [] and is responsible for the Sector []. The group seniority date is [].

1.2 The Statutory Director's place of employment will be the office of ASML in Veldhoven. ASML will be entitled to change the place of employment in good consultation with the Statutory Director.

1.3 The Statutory Director shall fulfil all obligations vested in him by law, laid down in the articles of association of ASML and in instructions determined or to be determined in a Board of Management regulation.

1.4 The Statutory Director is obliged to do or to refrain from doing all that directors in similar positions should do or should refrain from doing. The Statutory Director shall fully devote himself, his time and his energy to promoting the interest of the ASML group of companies.



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1.5    If the Statutory Director is a member of the board of another company within the ASML group of companies on the basis of his position as Statutory Director of ASML (so-called "qq directorships"), or if the Statutory Director is employed in any other position pursuant to his position as Statutory Director of ASML (so-called "qq-positions"), he will pay the income derived therefrom to ASML, unless ASML decides otherwise. The Statutory Director will not suffer any tax disadvantage.

1.6 The Statutory Director acknowledges that he has read, understood and shall adhere to the ASML Code of Ethical Business Conduct, including the provisions of the ASML Insider Trading Rules, as amended from time to time.


2.     DURATION OF THE AGREEMENT AND NOTICE OF TERMINATION

2.1    This agreement is entered into for an indefinite period.

2.2 This agreement shall terminate in any event, without notice being required, on the first day of the month following the date on which the Statutory Director reaches the age of 65, unless the Statutory Director's pension scheme provides for a different date.

2.3 The agreement may be terminated by either party with due observance of a notice period of six months for ASML and three months for the Statutory Director.

2.4 At the termination of this agreement the Statutory Director shall resign from the q.q. directorship(s) and/or q.q. position(s) held by him as referred to in article 1.5 of this agreement.


3.     SALARY AND BONUS

3.1 The Statutory Director's base salary, including holiday allowance, shall amount to EUR [] gross per year based on full time employment, which base salary shall be paid in twelve equal instalments at the end of each month assuming a full year of employment.

3.2 The Supervisory Board shall review annually whether, at its discretion, an increase in the gross base salary is justified.



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3.3    The Statutory Director is entitled to a yearly bonus up to a maximum of
       [] of the gross base salary paid in the relevant bonus year. The Supervisory Board decides annually, at its discretion, on the bonus conditions and the financial and non-financial targets. The Supervisory Board has the right to amend the bonus system from time to time.

3.4 The bonus as referred to in article 3.3, if any, shall be paid by ASML to the Statutory Director within two months from the date on which the annual accounts pertaining to the relevant bonus year have been approved.

3.5    The Statutory Director is not entitled to a bonus as referred to in article 3.3:

       a. that relates to a year during which the Statutory Director was not able to perform his duties due to illness for a consecutive period of four months or more, or

       b. that relates to a year in which he was suspended for any period of time, or

       c. that relates to a year in which the employment agreement terminated before the end of the relevant bonus year, provided that if this termination took place on the initiative of ASML without an urgent cause for such termination, the Statutory Director shall be entitled to a pro rata part of the bonus commensurate with the period of employment during the relevant bonus year.


4.     OPTIONS

4.1 The Statutory Director shall be eligible to participate in the Management Option Programs as determined by the Supervisory Board from time to time. The Supervisory Board decides annually, at its discretion, on the number of options and the relevant conditions.


5.     EXPENSES AND COMPANY CAR

5.1 Any reasonable expenses properly incurred by the Statutory Director in the performance of his duties, shall be reimbursed by ASML, in accordance with the standard procedure within the organisation of ASML. An account of such expenses, accompanied by supporting receipts and other appropriate evidence shall be rendered by the Statutory Director to ASML prior to any reimbursement. The Chairman of the Supervisory Board has the right to examine the relevant administration from time to time.


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5.2    ASML shall pay the Statutory Director a monthly allowance of EUR [] net in addition to his salary for out-of-pocket expenses.

5.3 ASML shall provide the Statutory Director with a company car with a maximum integral lease price of EUR [] per month exclusive of VAT for the performance of his duties and on such further conditions as shall be determined by ASML from time to time. In the event of sickness for a period exceeding four months, ASML will be entitled to reclaim the company car from the Statutory Director, without the Statutory Director being entitled to any compensation. The Statutory Director shall comply with ASML's request to return the car.

5.4 ASML shall pay those costs of a private telephone and fax machine for the Statutory Director, which are in excess of the amount that must be paid by the Statutory Director in order to avoid tax-liability for ASML, to the extent that those costs are reasonable.


6.     HOLIDAYS

6.1 The Statutory Director shall be entitled to [] working days vacation per year. In taking vacation, the Statutory Director shall duly observe the interests of ASML.


7.     INSURANCES

7.1 ASML shall contribute [] of the annual gross premium of the ASML medical insurance taken out for the Statutory Director, his spouse and children (as defined in the relevant policy).

7.2 ASML shall pay the annual premium of the ASML travel and accident insurance. This insurance shall, if and when the Statutory Director is accepted, provide coverage to the Statutory Director as mentioned in the relevant policy.

7.3 ASML shall pay the annual premium of the ASML Director and Officers Liability Insurance policy. This insurance shall provide coverage to the Statutory Director as mentioned in the relevant policy.

7.4 ASML shall pay the annual premium of the supplemental disability insurance. This insurance shall, if and when the Statutory Director is accepted, provide coverage to the Statutory Director as mentioned in the relevant policy.


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8.     SICKNESS

8.1 In the event of sickness as defined in the Civil Code, the Statutory Director shall notify ASML as soon as possible, but nevertheless before 10:00 hours at the latest on the first day of sickness. The Statutory Director shall observe ASML's policy pertaining to sickness, as determined by ASML from time to time.

8.2 In the event of sickness, ASML shall pay to the Statutory Director from the first day of sickness []% of his salary as defined in article 3.1 up to a maximum of 52 weeks as from the first day of sickness. The above applies, however, only if and to the extent that ASML is under the obligation to continue to pay the salary.

8.3 The Statutory Director shall not be entitled to the salary payment referred to in paragraph 2 of this article, if and to the extent that in connection with his sickness, he can validly claim damages from a third party on account of loss of salary and if and to the extent that the payments by ASML set forth in paragraph 2 of this article exceed the minimum obligation under the Civil Code. In this event, ASML shall satisfy payment solely by means of an advanced payment on the compensation to be received from the third party and upon assignment by the Statutory Director of his rights to damages vis-a-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by ASML if the compensation is paid or, as the case may be, in proportion thereto.


9.     PENSION

9.1 The Statutory Director declares himself to be familiar with the prevailing defined contribution pension scheme of ASML. The parties agree to fulfil the obligations arising from such pension scheme.


10.    CONFIDENTIALITY

10.1 The Statutory Director shall throughout the duration of this agreement and after this agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of ASML or of other companies affiliated with ASML unless such personnel must be informed in connection with their work activities for
       ASML) any information of a confidential nature concerning ASML or other companies affiliated with ASML, which has become known to the Statutory Director as a result of his employment with ASML and of which the Statutory Director knows or should have known to be of a confidential nature.

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10.2   If the Statutory Director breaches the obligations pursuant to paragraph
       1 of this article, the Statutory Director shall, without any notice of default being required, pay to ASML for each breach thereof, a penalty amounting to EUR []. Alternatively, ASML will be entitled to claim full damages.


11.    DOCUMENTS

11.1 The Statutory Director shall not have nor keep in his possession any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to ASML or to other companies affiliated with ASML and which have been made available to the Statutory Director as a result of his employment, except insofar as and for as long as necessary for the performance of his work for ASML. In any event the Statutory Director will be obliged to return to ASML immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof at termination of this agreement or on suspension of the Statutory Director from active duty for whatever reason.


12.    NO ADDITIONAL OCCUPATION

12.1 The Statutory Director shall refrain from accepting remunerated or time consuming non-remunerated work activities with or for third parties or from doing business for his own account without the prior written consent of ASML.


13.    NON-COMPETITION

13.1 The Statutory Director shall throughout the duration of this agreement and for a period of one year after termination hereof, not be engaged or involved in any manner, directly or indirectly, whether for the account of the Statutory Director or for the account of others, in any enterprise which conducts activities in a field similar to or otherwise competes with that of ASML or any of its subsidiaries or affiliated companies nor act as intermediary in whatever manner directly or indirectly. This obligation applies worldwide.

13.2 In the event the Statutory Director breaches the obligations as expressed in paragraph 1 of this article, the Statutory Director shall without notice of default being required, pay to ASML for each such breach a penalty equal to an amount of EUR [] plus a penalty of EUR [] for each day such breach occurs and continues. Alternatively, ASML will be entitled to claim full damages.


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14.    INTELLECTUAL PROPERTY

14.1 The Statutory Director shall be obliged to assign and transfer to ASML any right associated with patents, models, designs and/or any other intellectual property right related to and forthcoming from the Statutory Director's employment with ASML, during this employment or in the period of twelve months after termination of such employment. The Statutory Director is obliged to inform ASML of the existence of aformentioned rights and assign and transfer these rights to ASML without undue delay. The Statutory Director acknowledges that the salary received by him in relation to this agreement includes an allowance for the fact that intellectual property rights will not be assigned to the Statutory Director and that, insofar as applicable, the Statutory Director will assign and transfer these rights to ASML.

15. AMENDMENTS TO THE TERMS AND CONDITIONS OF THE APPLICABLE ASML STOCK OPTION PLANS IN CASE OF A CHANGE OF CONTROL

15.1   In this article the following definitions shall apply:

       a. "CHANGE OF CONTROL" of ASML means (i) any merger or consolidation of ASML with or into any other individual, partnership, company or entity in the broadest sense (hereinafter referred to as "Third Party(ies)") or any stock purchase or sale, reorganization, recapitalization or other transaction, in each case, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any Third Party(ies), not currently controlling ASML acquires Control of ASML or of its transferee(s) or surviving Third Party(ies) or (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of ASML, on a consolidated basis, in one transaction or a series of related transactions;

       b. "CONTROL" means, with respect to any Person, the power to control, directly or indirectly, greater than 50% of the voting interest of such Person, or the ability to appoint or elect more than 50% of the Management Board or other equivalent governing board of such Person, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise;

       c. "PERSON" means any individual, partnership, limited liability company, firm, corporation, company, association, trust, unincorporated organization or other entity.


15.2 In the event notice of termination of this agreement is given by ASML or its legal successor in connection with a Change of Control, the rights of the Statutory Director under any of the applicable ASML stock option plan(s) shall not be



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       subject to the restrictions contained in the relevant articles related to termination of employment in the applicable ASML stock option plans and the Statutory Director shall remain entitled to exercise options during the full original Option Period as defined in those stock option plans.
       In addition the Statutory Director is not subject to any Embargo Period as defined in the applicable ASML stock option plan(s) and consequently the Statutory Director can exercise any option(s) held by him without being restricted as per the relevant articles in the applicable ASML stock option plans. This provision 15.2 also applies if the Statutory Director gives notice of termination, provided that this notice of termination is directly related to the Change of Control and such notice is given within 12 months from the date on which the Change of Control occurs.

15.3 The provisions of this article do not affect any other rights the parties have or may have under Dutch law in the event of a termination of this agreement.


16.    GIFTS

16.1 The Statutory Director shall not in connection with the performance of his duties, directly or indirectly, accept or demand commission, contributions or reimbursement in any form whatsoever from third parties. This does not apply to customary promotional gifts of little value, also taking into consideration provision 1.6 of this agreement.


17.    AMENDMENTS

17.1 Amendments to this agreement may only be agreed upon in writing and with regard to ASML, solely when a decision to that effect has been taken by the competent body of ASML.


18.    MISCELLANEOUS

18.1 This agreement supersedes all previous agreements between the Statutory Director and ASML and between the Statutory Director and any affiliated companies and takes their place. After this agreement has been signed, the Statutory Director and ASML can no longer derive any rights from agreements which have been superseded herewith.


19.    APPLICABLE LAW, NO COLLECTIVE LABOUR AGREEMENT

19.1   This agreement is governed by the laws of the Netherlands.

19.2   No Collective Labour Agreement is applicable to this agreement.



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In witness whereof, this agreement has been signed and executed in duplicate this __ day of [].


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[]                                                        []
Chairman of the Supervisory Board of ASML Holding N.V.



-------------------
[]
Member of the Supervisory Board of ASML Holding N.V.


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